Exhibit 10.4
                                                                    ------------




                                                         PWRW&G Draft of
                                                                  1/9/97




                          EMPLOYMENT AGREEMENT


            AGREEMENT made as of the 1st day of January, 1997 (the "Agreement Date"), between ITHACA INDUSTRIES, INC., a Delaware corporation ("Ithaca"), and the undersigned individual (the "Executive").

            The Executive has been employed by Ithaca for a number of years and is currently employed as the Chief Executive Officer of Ithaca.

            The Executive possesses an intimate knowledge of the business and affairs of Ithaca, its policies, methods, personnel and operations.

            The Board of Directors of Ithaca (the "Board") recognizes that the Executive's contribution as an executive officer of Ithaca to the growth and success of Ithaca has been substantial and desires to assure Ithaca of the Executive's continued employment in an executive capacity and to compensate him therefor.

            The Executive is willing to commit himself to serve Ithaca on the terms herein provided.

            In consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

            1.    EMPLOYMENT

                  (a) Ithaca hereby agrees to employ the Executive, and the Executive hereby agrees to serve Ithaca, on the terms and conditions set forth herein.

                  (b) The employment of the Executive by Ithaca shall be for the period commencing on the Agreement Date and expiring on December 31, 1999 or any extension thereof agreed to in writing by Ithaca and the Executive (the "Expiration Date"), unless such employment shall have been sooner terminated as hereinafter set forth. For purposes of this Agreement, the term of the Executive's employment hereunder shall mean the period commencing on the Agreement Date and ending on the Date of Termination as defined in Section 7(e) hereof.

            2.    POSITION AND DUTIES

            During the term of the Executive's employment hereunder, the Executive shall serve in the capacity of Chief Executive Officer of Ithaca. In such capacity, the Executive shall have supervision over, and responsibility for, the business of Ithaca and shall report to the Board, of which the Executive shall be a member. In addition, the Executive shall have such other powers, duties and






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responsibilities as may from time to time be prescribed by the Board; provided that such other duties and responsibilities are consistent with the Executive's position as Chief Executive Officer of Ithaca. The Executive shall perform and discharge, faithfully, diligently and to the best of his ability, such duties and responsibilities. The Executive shall devote substantially all his working time and efforts to the business and affairs of Ithaca; provided that, to the extent consistent with the needs of Ithaca, the Executive shall be entitled to expend a reasonable amount of time on civic and philanthropic activities and the management of his own and his family's business investments and activities, subject to compliance with the provisions of Section 11 hereof.

            3.    PLACE OF PERFORMANCE

            In connection with his employment by Ithaca, the Executive shall be based at Ithaca's office at Highway 268 West, Wilkesboro, North Carolina, subject to travel requirements in the ordinary course of the conduct of Ithaca's business. Ithaca shall promptly pay (or reimburse the Executive for) all reasonable moving expenses incurred by the Executive relating to a change of his principal residence in connection with any relocation of such office to a location more than 25 miles from the Wilkesboro, North Carolina.

            4.    COMPENSATION

                  (a) BASE SALARY. During the term of his employment hereunder, the Executive shall receive a base salary at the rate of $490,000 per annum, subject to increases, if any, in the sole discretion of the Board ("Base Salary"). Base Salary shall be payable in substantially equal monthly installments. Any increase in Base Salary or other compensation shall not, without the consent of the Executive, limit or reduce any other obligation of Ithaca hereunder and, once established at an increased specified annual rate, the Executive's annual Base Salary hereunder shall not thereafter be reduced.

                  (b) INCENTIVE COMPENSATION. In addition to Base Salary, during the term of his employment hereunder, the Executive shall be eligible to participate in any incentive compensation arrangements maintained generally by Ithaca from time to time for its other senior executive officers (the "Plans"). The amount of any additional compensation payable to the Executive pursuant to this paragraph will be paid to the Executive in accordance with the terms of the Plans.

                  (c) EXPENSES. During the term of his employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Board from time to time for Ithaca's senior executive officers) in performing services hereunder, provided that the Executive properly accounts therefor in accordance with Ithaca's policy. Ithaca shall make available to the Executive (or






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reimburse the Executive for the cost of leasing) an automobile (which shall be a current model Lincoln Town car or another automobile of approximately the same value) and shall reimburse the Executive for all expenses of operating such automobile (less an appropriate allocation for personal use in accordance with Ithaca's past practice).

                  (d) FRINGE BENEFITS. During the term of his employment hereunder, the Executive shall be entitled to continue to participate in or receive benefits under all of Ithaca's employee benefit plans and arrangements in effect generally for other senior executive officers of Ithaca from time to time. The Executive shall be entitled to participate in or receive benefits under any life insurance, health and accident plan or arrangement made available by Ithaca in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to the Executive under any Ithaca benefit plan or arrangement presently in effect or made available by Ithaca in the future (other than any Plan referred to in Section 4(b) hereof) shall be deemed to be in lieu of compensation to the Executive hereunder.

                  (e) VACATIONS. During the term of his employment hereunder, the Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Board from time to time for Ithaca's senior executive officers, but not less than four weeks in any fiscal year, and shall also be entitled to all paid holidays given by Ithaca to its employees.

            5.    OFFICES

            The Executive agrees to serve without additional compensation, if elected or appointed thereto, in one or more offices or as a director of any of Ithaca's subsidiaries; provided, however, that the Executive shall not be required to serve as an officer or director of any subsidiary if such service would expose him to adverse physical hazards or adverse financial consequences.

            6.    UNAUTHORIZED DISCLOSURE; INVENTIONS

                  (a) UNAUTHORIZED DISCLOSURE. The Executive shall not, without the written consent of the Board or a person duly authorized thereby, or except as may be required by law in connection with any judicial or administrative proceeding or inquiry (provided written notice thereof is given by the Executive to the Company), disclose to any person, other than an employee or professional adviser of Ithaca or other person to whom disclosure is in the reasonable judgment of the Executive necessary or appropriate in connection with the performance by the Executive of his duties as an executive officer of Ithaca, any material information known by him (or which should reasonably be known by him) to be confidential and obtained by him while in the employ of Ithaca with respect to any of Ithaca's




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products, improvements, formulae, designs or styles, processes, customers, methods of distribution or methods of manufacture the disclosure of which he knows or, in the exercise of reasonable care, should know will be damaging to Ithaca; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive) or any information not otherwise considered by the Board to be confidential.

                  (b) INVENTIONS. Any and all inventions made, developed or created by the Executive (whether at the request or suggestion of Ithaca or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of his employment by Ithaca, which may be directly or indirectly useful in, or relate to, the business of or tests being carried out by Ithaca or any of its subsidiaries or affiliates, shall be promptly and fully disclosed by the Executive to an appropriate executive officer of Ithaca and shall be Ithaca's property as against the Executive, and the Executive shall promptly deliver to an appropriate executive officer of Ithaca all papers, drawings, models, data and other material relating to any invention made, developed or created by him as aforesaid.

                  The Executive shall, upon Ithaca's request and without any payment therefor, execute any documents necessary or advisable in the opinion of Ithaca's counsel to direct issuance of patents or copyrights to Ithaca with respect to such inventions as are to be Ithaca's exclusive property as against the Executive under this subsection 6(b) or to vest in Ithaca title to such inventions as against the Executive, the expense of securing any such patent or copyright, however, to be borne by Ithaca.

            7.    TERMINATION

                  (a) DEATH. The Executive's employment hereunder shall terminate upon his death.

                  (b) CAUSE. Ithaca may terminate the Executive's employment hereunder for Cause. For the purposes of this Agreement, Ithaca shall have "Cause" to terminate the Executive's employment hereunder upon the Executive's
(A) willful, material, continued and bad faith failure to perform and discharge his duties and responsibilities hereunder after written notice by the Board, specifying the alleged failure in reasonably detailed terms and including in said notice the opinion of a majority of the entire membership of the Board (excluding the Executive) or such officer that there has been such failure, or
(B) gross misconduct that is materially and demonstratively injurious to Ithaca, or (C) conviction of a felony involving the personal dishonesty of the Executive (unless such conviction is reversed in any final appeal thereof). The term "Cause" shall not include a bona fide disagreement over corporate policy so long as the Executive does not willfully and materially violate specific, lawful written directions from the Board, with respect to




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policies adopted by the Board. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive (i) a copy of a resolution, duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive) at a meeting of the Board duly called and held for the purpose (after reasonable notice to the Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of such majority of the Board, the Executive was guilty of conduct set forth above in clause (A), (B) or (C) above, and specifying the particulars thereof; (ii) an affidavit of the Secretary or an Assistant Secretary of Ithaca stating that such resolution was in fact adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Executive); and (iii) delivery of a Notice of Termination in the form specified in subsection (d) below.

                  (c) TERMINATION BY THE EXECUTIVE. The Executive may terminate his employment hereunder upon thirty (30) days' prior written notice to Ithaca for Good Reason. For purposes of this Agreement, "Good Reason" shall mean (A) any assignment to the Executive of any duties significantly different from those contemplated by, or any material limitation of the powers of the Executive not contemplated by, this Agreement, (B) any removal of the Executive from, or any failure to re-elect the Executive to, the position of Chief Executive Officer of Ithaca, except in connection with termination of the Executive's employment for Cause, or Executive's incapacity pursuant to Section 8, (C) a reduction in the Executive's Base Salary or any other material failure by Ithaca to comply with
Section 4 hereof, (D) failure by Ithaca to comply with Section 3 hereof in any significant respect, or (E) failure of Ithaca to obtain the assumption of this Agreement by any successor as contemplated in Section 10 hereof. Notwithstanding the foregoing, no event shall be deemed to constitute Good Reason unless the Executive shall have delivered written notice to the Company describing the event allegedly constituting Good Reason and the Company shall have failed to cure such event within 10 days of its receipt of such written notice.

                  (d) NOTICE OF TERMINATION. Any termination by Ithaca pursuant to subsection (b) above or by the Executive pursuant to subsection (c) above shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                  (e) DATE OF TERMINATION. "Date of Termination" shall mean the earlier of (i) the Expiration Date or (ii) if the Executive's employment is terminated (A) by his death, the date of his death, (B) pursuant to subsection
(b) or (c) above, the date specified in the Notice of Termination, and (C) for any other reason, the date on which a Notice of Termination is given.






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            8.    INCAPACITY

            If, as a result of the Executive's incapacity due to physical or mental illness, the Executive shall have been absent from his duties hereunder on a full-time basis for six (6) consecutive months or for an aggregate of nine
(9) months in any eighteen (18) month period, and within thirty (30) days after Ithaca notifies the Executive in writing that it intends to replace him, the Executive shall not have returned to the performance of his duties hereunder on a full-time basis, Ithaca may replace the Executive without breaching this Agreement. Such incapacity will not act to terminate the Executive's employment under this Agreement.

            If the Executive shall become incapacitated within the meaning of this Section, Ithaca shall maintain in full force and effect, for the continued benefit of the Executive for the full period ending on the Expiration Date, all group health and medical employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the replacement date provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. If the Executive's participation in any such plan or program is barred as a result of such incapacity, Ithaca shall arrange to provide the Executive with benefits substantially similar on an after tax basis to those which the Executive was entitled to receive under such plan or program.

            9.    COMPENSATION UPON TERMINATION OR DURING INCAPACITY

                  (a) If the Executive's employment shall be terminated by reason of his death, Ithaca shall pay to such person as the Executive shall have designated in a notice filed with Ithaca, or, if no such person shall have been designated, to his estate or personal or legal representatives, in substantially equal monthly installments, an amount calculated at an annual rate equal to the Executive's Base Salary at the rate in effect at the time of his death for a period ending on the earlier of (i) the date one year from the last day of the month of the Executive's death or (ii) the Expiration Date and Ithaca shall have no further obligations to the Executive hereunder. This amount shall be exclusive of and in addition to any payments the Executive's widow, beneficiaries or estate may be entitled to receive pursuant to any employee benefit plan or life insurance policy presently maintained by Ithaca.

                  (b) Notwithstanding any other provision of this Agreement, during any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Executive shall continue to be paid his Base Salary until one (1) year after the Executive is replaced in accordance with Section 8 hereof, and thereafter, but in no event after the Expiration Date, the Executive shall be paid an annual amount equal to fifty percent (50%) of his Base






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Salary, payable pursuant to Section 4 hereof and Ithaca shall have no further obligations to Executive hereunder, other than as specified in Section 8.

                  (c) If the Executive's employment shall be terminated for Cause or if the Executive terminates his employment for other than Good Reason, Ithaca shall pay the Executive his full Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and Ithaca shall have no further obligations to the Executive under this Agreement.

                  (d) If Ithaca shall terminate the Executive's employment other than pursuant to Section 7(b) hereof or if the Executive shall terminate his employment for Good Reason, then Ithaca shall pay to the Executive his Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and all legal fees and expenses, if any, incurred by him in the enforcement of his rights under this Agreement. In addition, in lieu of any further payments to the Executive for periods subsequent to the Date of Termination, Ithaca shall pay as liquidated damages, or severance pay, or both, to the Executive, in substantially equal monthly installments, from the Date of Termination to the Expiration Date, an amount calculated at an annual rate equal to (i) an amount equal to the Base Salary that the Executive would have received in each of his remaining years of employment hereunder if his employment had not been terminated, multiplied by (ii) Sixty-five percent (65%) for each of such years, if the Executive's employment terminates during the fiscal year ending in the third year prior to the Expiration Date, eighty percent (80%) for each of such years, if the Executive's employment terminates during the fiscal year ending in the second year prior to the Expiration Date, or one hundred percent (100%) for each of such years, if the Executive's employment terminates thereafter.

                  The Executive shall not be required to mitigate the amount of any payment provided for in this Section 9 by seeking other employment or otherwise, nor will the amount of liquidated damages or severance pay payable to the Executive under this Section be reduced by reason of his securing other employment or for any other reason.

                  (e) Unless the Executive is terminated for Cause, due to Executive's death or the Executive terminates his employment for other than Good Reason, Ithaca shall maintain in full force and effect, for the continued benefit of the Executive for the period ending on the Expiration Date all group health and medical employee benefit plans and programs in which the Executive was entitled to participate immediately prior to the Date of Termination, provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. If the Executive's participation in any such plan or program is barred as a result of such termination, Ithaca shall arrange to provide the Executive with benefits substantially similar on an after tax basis to those which the Executive was entitled to receive under such plan or program.






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            10.   SUCCESSORS; BINDING AGREEMENT

                  (a) Ithaca will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Ithaca, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Ithaca would be required to perform it if no such succession had taken place. Failure of Ithaca to obtain such agreement by the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from Ithaca in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason pursuant to Section 7(c), except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Ithaca" shall mean Ithaca as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this
Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there be no such designee, to the Executive's estate.

            11.   NON-COMPETITION

            The Executive agrees that, during the term of his employment hereunder and for a period of twenty-four (24) months following the Date of Termination, he will not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business (a "Competitive Operation") which competes with any business conducted by Ithaca or by any group, division or subsidiary of Ithaca, in any area where such business is being conducted, or for which negotiations to conduct business are pending, at the Date of Termination. It is understood and agreed that, for the purposes of the foregoing provisions of this Section 11,
(i) no business shall be deemed to be a business conducted by Ithaca or any group, division or subsidiary of Ithaca, unless not less than five percent (5%) of Ithaca's consolidated gross sales or operating revenues is derived from, or not less than five percent (5%) of Ithaca's consolidated assets are devoted to, such business; (ii) no business conducted by any entity by which the Executive is employed or in which he is interested or with which he is connected or






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associated shall be deemed competitive with any business conducted by Ithaca or any group, division or subsidiary of Ithaca unless it is one from which five percent (5%) or more of its consolidated gross sales or operating revenues is derived, or to which five percent (5%) or more of its consolidated assets are devoted; and (iii) no business which is conducted by Ithaca at the Date of Termination and which subsequently is sold by Ithaca shall after such sale be deemed to be a Competitive Operation within the meaning of this Section. Ownership of up to five percent (5%) of the voting stock of any publicly held corporation shall not constitute a violation of this Section 11.

                  (a) It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 11 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

            12.   NOTICE

            For the purpose of this Agreement, notices and all other communications to either party hereunder provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed, in the case of Ithaca, to Ithaca Industries, Inc., Highway 268 West, P.O. Box 620, Wilkesboro, North Carolina 28697, Attention: Secretary, or, in the case of the Executive, to the Executive at the address set forth in Section F of Appendix I hereto; or to such other address as either party shall designate by giving written notice of such change to the other party.

            13.   MISCELLANEOUS

            No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is approved by the Board and agreed to in writing signed by the Executive and such officer as may be specifically authorized by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect




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to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. For purposes of this Agreement, it is understood that any references to duties, practices, procedures, places, arrangements, or policies of Ithaca in effect on or prior to the Agreement Date shall be deemed to be those of Ithaca. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state referred to in Section F of Appendix I hereto.

            14.   VALIDITY

            The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            15.   SURVIVAL

            The provisions of this Agreement shall not survive the termination of this Agreement or of employment hereunder, except that the provisions of Sections 6, 8, 9, 10, and 11 hereof shall survive such termination and shall be binding upon the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Unless otherwise agreed by the parties hereto in writing, any continuation of the Executive's employment beyond the Expiration Date shall be an employment "at will" and shall not be deemed to extend the provisions of this Agreement.

            16.   SPECIFIC PERFORMANCE.
            Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 11 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

            17.   COUNTERPARTS

            This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.







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            18.   EFFECTIVENESS

            This Agreement shall be effective on the Agreement Date. On and after the Agreement Date, this Agreement shall supersede any and all previously existing employment or consulting agreements between the Executive, Ithaca or any of its subsidiaries or affiliates, all such agreements shall become void and shall have no force or effect whatsoever, and all rights, claims, duties and obligations under, pursuant to or in connection with any or all such agreements shall be deemed to have been waived by the Executive in all respects and shall cease and be extinguished forever, except unpaid amounts that were accrued prior to the Agreement Date and are not related to, or payable by virtue of, termination of such agreements.

             IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                             ITHACA INDUSTRIES, INC.

                                    By  /s/ Eric Hoyle
                                      ---------------------------------
                                      Senior Vice President and Secretary

                                        /s/ Jim Waller
                                      ---------------------------------
                                                Executive